EXHIBIT 10.12

April 26, 2012

Stanley Pachura
219 Nottingham Pl. Danville, CA 94506

Dear Stan:

We are pleased and excited to offer you employment with NMI Holdings, Inc. (the "Company") beginning on the date that the Company receives cash proceeds (or irrevocable commitments therefor) of at least $500,000,000 in the aggregate (the "Effective Date"). You will initially serve as the Executive Vice President and Chief Information Officer and you will report directly to the Chief Executive Officer of the Company.

The term of this letter agreement will begin on the Effective Date and will end on the third anniversary of the Effective Date, unless terminated earlier pursuant to the terms set forth herein (the "Employment Period").

From the Effective Date until the date that the Company achieves GSE Approval (as defined in the Company's 2012 Stock Incentive Plan (the "SIP")), you will only be entitled to (i) a monthly base salary of $20,000, payable on the first business day of each calendar month in arrears and (ii) participation in any health and welfare benefit programs adopted and maintained by the Company for its employees following the Effective Date.

Following the achievement of GSE Approval and during the Employment Period, you will be entitled to an annual base salary of $350,000 ("Annual Base Salary"), payable at times consistent with the Company's general policies regarding compensation of executives, as in effect from time to time. You will also be eligible to be awarded an annual cash bonus, with a target annual bonus opportunity of seventy-five percent (75%) of your Annual Base Salary ("Target Bonus Opportunity"). Your actual annual bonus payment will be subject to your continued employment with the Company and determined by the Compensation Committee of the Company's board of directors (the "Committee"). If GSE Approval is achieved in 2012, you will be guaranteed a minimum annual bonus of fifty percent (50%) of your Annual Base Salary, prorated for the portion of the 2012 calendar year from the Effective Date through the end of the 2012 calendar year, or, in the alternative, if GSE Approval is achieved in 2013, you will be guaranteed a minimum annual bonus of fifty percent (50%) of your Annual Base Salary for all of 2013. Your annual bonus payment will be made no later than March 15th of the year following the year for which the bonus was earned.

In addition, if you continue to be employed by the Company through the date that the Company achieves GSE Approval, you will be entitled to a cash bonus payment equal to $100,000, provided that GSE Approval is achieved within nine (9) months of the Effective Date, or such later date as approved by stockholders holding at least a majority of the Company's common stock. The cash GSE Approval bonus will be paid in a lump sum on the thirtieth (30th) day immediately following the achievement of GSE Approval.

As soon as practicable after the Effective Date, you will be granted a stock option to acquire 178,000 shares of Company common stock and 14,000 restricted stock units. The terms and conditions of any equity award granted to you, including vesting schedules, will be set forth in the applicable award

EXHIBIT 10.12

agreement and the SIP. In addition, during the Employment Period, you will be eligible to receive annual equity grants at the discretion of the Committee.

During the Employment Period, you will also be eligible to participate in employee benefit plans generally maintained by the Company in accordance with the terms of the applicable plans as in effect from time to time, and you will be entitled to reimbursement for any reasonable and documented business expenses incurred in connection with the performance of your duties for the Company.

If your employment with the Company is terminated without Cause (as defined in the SIP) or you resign your employment with Good Reason (as defined in Exhibit A) during the Employment Period, you will be entitled to, subject to your execution and non-revocation of a release of claims in a form acceptable to the Company within 45 days of your termination of employment (the "Release Requirement"), a lump sum cash payment on the 45th day following the date of the termination of your employment equal to the sum of (i) your then applicable Annual Base Salary through the date your employment terminates, to the extent not yet paid, (ii) any annual incentive payment earned for a prior award period, but not yet paid (other than any deferred portion of an annual incentive payment), (iii) one times the sum of your (A) Annual Base Salary in effect immediately prior to the termination of your employment, and (B) Target Bonus Opportunity in effect immediately prior to the termination of your employment and (iv) any other amounts or benefits that the Company is required to payor provide or for which you are eligible to receive under any plan, program, 'policy, practice, contract or agreement with the Company through the date of your termination of employment. If, during the Employment Period, your employment is terminated without Cause or you resign your employment with Good Reason during the one-year period immediately following a Change in Control (as defined in the SIP), you will be eligible to receive, subject to the Release Requirement, a lump sum cash payment at the same time and on the same terms as set forth in the prior sentence, but with clause (iii) revised to provide for one and a halftimes the sum of sub-clauses (A) and (B) rather than one times the sum of sub-clauses (A) and (B).

You will be subject to all policies of the Company, including, without limitation, any stock ownership guidelines and incentive compensation clawback policy or practice applicable to any other executive of the Company, as each policy is adopted or amended from time to time. By signing this letter agreement you agree that your continued employment is contingent upon compliance with applicable regulatory, registration and licensing requirements, if any, now or in the future, required of your position. Furthermore you must keep all trade secrets of the Company, and its business plans and prospects completely confidential.

This letter agreement will be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws. All disputes arising out of, or related to, this letter agreement, or the breach thereof, that are not resolved by you and the Company will be submitted to arbitration in the New York, New York area in accordance with New York law and the procedures of the American Arbitration Association. The determination of the arbitrator will be conclusive and binding on you and the Company and judgment may be entered on the arbitrator(s)' award(s) in any court having competent jurisdiction.

The Company may withhold from any amounts payable to you such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation. It is intended that the payments and benefits provided under this letter agreement will comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A") and the regulations relating thereto, or an exemption to Section 409A, and this letter agreement will be interpreted accordingly.

From and after the Effective Date, this letter agreement will supersede any other agreement or understanding, written or oral, with respect to the matters covered herein, including, without limitation,

EXHIBIT 10.12

the Consulting Agreement between you and the Company dated as of March 16,2012 and any exhibits thereto. This letter agreement may not be amended or modified otherwise than in writing signed by the parties hereto; provided, however, that, notwithstanding the foregoing, the Company may amend or modify this letter agreement if it determines it is necessary to do so in order to comply with applicable legal and/or regulatory requirements or guidance, or any changes in applicable law, rules or regulations, or in the formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction.

We are confident that your experience and abilities are going to have a significant impact on the Company and our growth prospects. We look forward to working with you in developing and growing the Company.

Please confirm acceptance of this position by signing below and returning a signed copy of this letter agreement to me. Please feel free to call if you have any questions.

Sincerely,

/s/ Bradley M. Shuster

Bradley Shuster
Chief Executive Officer

I acknowledge receipt of this letter and I accept the position offered

Signature ______“/s/ Stanley M. Pachura”___         Date ____4/26/2012__________

EXHIBIT 10.12

Exhibit A

"Good Reason" means without your prior written consent:

(i) a material reduction in your Annual Base Salary (as defmed in the letter agreement);

(ii) the relocation of your primary place of employment to a location 50 or more miles from the Company's headquarters.

In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) and (ii) within thirty (30) days following the initial existence of such condition or conditions, and the Company shall have thirty (30) days following receipt of such written notice (the "Cure Period") during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, you must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination for Good Reason.

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